Exhibit 10.1

VETTED CONSULTANT

MASTER SERVICES AGREEMENT

Custom AI Agent Development & Deployment — Layer 1

This Master Services Agreement (the “Agreement”) is entered into as of August 17, 2026 (the “Effective Date”), by and between Vetted Consultant LLC, d/b/a Vetted Portal, a limited liability company (“Consultant” or “Vetted”), and Range Impact, Inc. (“Client” or “Range”). Consultant and Client are each a “Party” and together the “Parties.”

1. SERVICES & SCOPE

1.1 Engagement.

Consultant shall design, build, and deploy a custom AI agent platform for Client’s use in permit compliance, reclamation monitoring, and related operational workflows (the “Services”). Scope, deliverables, technical architecture, and acceptance criteria are defined as “Milestone Deliverables” as set forth in more detail on Exhibit A attached hereto.

1.2 Change Orders.

Any change to the Layer 1 scope must be documented in a written change order signed by both Parties. Consultant is under no obligation to perform work outside the agreed Scope without a signed change order.

1.3 Client Responsibilities.

Client shall provide timely access to data, subject matter experts, regulatory documentation, and decisions required to advance milestones. Material delays caused by Client shall extend any applicable Milestone timeline and shall not constitute a breach or delay by Consultant. Material delays caused by Consultant shall not extend any applicable Milestone timeline to Client’s detriment and shall entitle Client to the remedies available under Section 9.2.

2. FEES & PAYMENT SCHEDULE

Client shall pay Consultant the fees set forth below based on the satisfaction of each applicable Milestone. Payments are due within fifteen (15) days of receipt of invoice. Amounts remaining unpaid after the due date shall accrue interest at 1.5% per month, or the maximum rate permitted by law, whichever is lower. The “Net Payment” column reflects a $10,000 milestone credit applied to milestones M1 through M5.

Milestone	Timing	Share	Gross	Net Payment
Contract Execution / Kickoff	Week 0	15%	$100,900	$100,900
M1 • Portal Live	Week 6	15%	$100,900	$90,900
M2 • First Data Landing	Week 9	10%	$60,600	$50,600
M3 • Data Foundation Complete	Week 15	20%	$121,200	$111,200
M4 • AI & Rules Feature Complete	Week 21	20%	$121,200	$111,200
M5 • Go-Live & Handover	Week 24	20%	$121,200	$111,200
Total — Layer 1		100%	$626,000	$576,000

2.1 Managed Services (Post Go-Live).

Following Go-Live (Milestone M5), Consultant shall provide ongoing hosting, monitoring, and enhancement services at a monthly rate to be set forth in a separate Managed Services Order.

2.2 Expenses.

Client shall reimburse Consultant for pre-approved out-of-pocket actual and documented expenses (e.g., third-party API costs, cloud infrastructure passed at cost).

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3. AI-SPECIFIC DISCLAIMERS & LIMITATIONS

Client expressly acknowledges and agrees to the following, which are material terms of this Agreement:

3.1 Probabilistic Nature of AI.

Artificial intelligence systems, including large language models, generative AI, retrieval-augmented systems, and machine learning classifiers, are inherently probabilistic. They may produce outputs that are inaccurate, incomplete, biased, out-of-date, hallucinated, or otherwise unexpected. Consultant makes no representation, warranty, or guarantee regarding the accuracy, completeness, reliability, timeliness, or fitness for any particular purpose of any AI-generated output.

3.2 Human Oversight Required.

The Services are designed to assist — not replace — human judgment. Client is solely responsible for reviewing, validating, and verifying all AI-generated content, recommendations, flags, and outputs before relying on them for any business, operational, regulatory, legal, or compliance decision. Consultant shall have no liability for any decision made or action taken by Client (or any third party) in reliance on AI output.

3.3 Third-Party AI Providers.

The Services rely on third-party model providers, APIs, and cloud infrastructure (including, without limitation, OpenAI, Anthropic, Google, Microsoft, and Amazon Web Services). Consultant has no control over — and shall not be liable for — the availability, uptime, latency, pricing, terms of service, deprecation, model behavior changes, or output quality of any third-party provider. Any change by such providers that impacts the Services (including model retirements, API breaking changes, or policy changes) shall not constitute a breach by Consultant.

3.4 Evolving Regulatory Landscape.

Client acknowledges that laws, regulations, and industry standards governing AI, data usage, and automated decisioning are rapidly evolving and unpredictable. Consultant shall not be liable for any impact on the Services arising from future changes in law, regulation, or agency guidance occurring after the Effective Date. Client is solely responsible for ongoing regulatory compliance in its use of the Services.

3.5 No Professional Advice.

The Services do not constitute legal, regulatory, engineering, environmental, financial, or professional advice. Any output that resembles such advice is generated by software and must be reviewed by an appropriately qualified professional before use.

3.6 Data Quality.

Output quality is directly dependent on the quality, accuracy, completeness, and timeliness of the data Client provides. Consultant shall not be responsible for output limitations caused by Client Data.

4. WARRANTIES & DISCLAIMER

4.1 Limited Warranty.

Consultant warrants that the Services will be performed in a professional and workmanlike manner consistent with industry standards. Client’s sole and exclusive remedy for breach of this warranty is re-performance of the non-conforming portion of the Services.

4.2 Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SERVICES AND ALL MILESTONE DELIVERABLES ARE PROVIDED “AS IS” AND “AS AVAILABLE.” CONSULTANT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ACCURACY, AND UNINTERRUPTED OR ERROR-FREE OPERATION.

5. LIMITATION OF LIABILITY

5.1 Liability Cap.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, CONSULTANT’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT — WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER THEORY — SHALL NOT EXCEED THE TOTAL FEES ACTUALLY PAID BY CLIENT TO CONSULTANT. NOTWITHSTANDING THE FOREGOING OR ANYTHING HEREIN TO THE CONTRARY, CONSULTANT’S LIABILITY CAP UNDER THIS SECTION 5.1 SHALL NOT APPLY TO DAMAGES INCURRED BY CLIENT DUE TO CONSULTANT’S FRAUD OR WILLFUL MISCONDUCTION.

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5.2 Exclusion of Damages.

IN NO EVENT SHALL CONSULTANT OR CLIENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST REVENUE, LOST DATA, BUSINESS INTERRUPTION, REGULATORY FINES OR PENALTIES, OR THIRD-PARTY CLAIMS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.3 Essential Basis.

The Parties agree that the limitations in this Section 5 are an essential basis of the bargain and shall apply notwithstanding the failure of any limited remedy.

6. INDEMNIFICATION

6.1 By Client.

Client shall indemnify, defend, and hold harmless Consultant, its members, employees, and contractors from any and all third-party claims, damages, losses, fines, penalties, and reasonable attorneys’ fees arising out of or related to: (a) Client’s use of, or decisions made in reliance on, AI outputs, except to the extent arising from Consultant’s fraud or willful misconduct; (b) Client’s data or content; (c) Client’s violation of any law or third-party right; or (d) Client’s breach of this Agreement.

6.2 By Consultant.

Consultant shall indemnify, defend, and hold harmless Client, its officers, directors, employees, and contractors from any and all third-party claims, damages, losses, fines, penalties, and reasonable attorneys’ fees arising out of or related to: alleging (a) any claim that the Services, as delivered by Consultant and not modified by Client, infringe or misappropriate a valid U.S. patent, copyright, trademark, or trade secret; (b) any unauthorized access to or disclosure of Client Data caused by Consultant’s breach of its security or confidentiality obligations; or (c) Consultant’s fraud or willful misconduct.

7. INTELLECTUAL PROPERTY

7.1 Client Deliverables.

Subject to full payment of all fees set forth in Section 2, Consultant hereby irrevocably assigns, transfers, and conveys to Client all right, title, and interest, including all intellectual property rights, in and to the Milestone Deliverables produced under Layer 1 scope (expressly excluding Consultant IP) for Client to use, modify, host, sublicense, and commercialize, including the right to offer, sublicense, or resell access to such Milestone Deliverables to third parties. Consultant shall execute such further documents and take such further actions as Client may reasonably request to perfect or evidence such assignment.

7.2 Consultant IP.

Consultant retains all right, title, and interest in and to its pre-existing intellectual property, tools, frameworks, methodologies, portal architecture, code libraries, prompt patterns, and any improvements or derivatives thereof existing prior to the Effective Date (collectively, “Consultant IP”). Nothing in this Agreement transfers ownership of Consultant IP to Client. To the extent any such custom-developed materials under this Agreement are deemed Consultant IP, Consultant hereby grants Client a perpetual, irrevocably, exclusive (within the industries set forth in Section 7.4), worldwide, royalty-free, sublicensable license to use, modify, host, and commercialize such materials as part of the Milestone Deliverables developed under this Agreement.

7.3 Client Data.

Client retains all right, title, and interest in and to Client Data. Client grants Consultant a limited license to use Client Data solely to perform the Services. Consultant shall not use Client Data for the benefit of any other client or third party. Consultant shall maintain commercially reasonable administrative, technical, and physical safeguards designed to protect Client Data against unauthorized access, use, or disclosure, and shall notify Client promptly following discovery of any actual or suspected unauthorized access to or disclosure of Client Data.

7.4 Exclusive Arrangement.

During the term of this Agreement and anytime thereafter, Consultant shall not, directly or indirectly, design, develop, build, license, sell, or otherwise provide to any third party any AI platform, software application, or similar technology product substantially similar to the Milestone Deliverables for use in the bond release and permit removal, water sampling, testing and treatment, land reclamation and redevelopment, environmental remediation, or related mining or natural-resource reclamation and rehabilitation industries, without Client’s prior written consent. This restriction shall not prohibit Consultant from: (a) performing its obligations under this Agreement, (b) providing general consulting, integration, or professional services that do not involve the creation of a competing product, or (c) creating AI solutions in industries outside those listed above. Notwithstanding the foregoing, the exclusive arrangement set forth in this Section 7.4 shall only be effective once Milestone M5 has been achieved.

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VETTED CONSULTANT

7.5 Source Code and Deliverables.

Upon acceptance of each Milestone Deliverable (or portion thereof), and in any event upon Go-Live (Milestone M5) and upon any termination or expiration of this Agreement, Consultant shall deliver to Client, at no additional charge, complete and current copies of: (a) all source code, object code, and executable code comprising or used in the Milestone Deliverables; (b) build scripts, deployment scripts, and infrastructure-as-code materials; (c) model configurations, prompts, prompt libraries, and retrieval structures; (d) database schemas, data dictionaries, and API documentation; (e) all documentation, including technical specifications, architecture diagrams, user guides, and training materials; (f) dependency lists and software bills of materials; (g) testing materials, test cases, and test data; and (h) all credentials, keys, certificates, and access tokens owned by or created for Client. All materials shall be delivered in industry-standard, non-proprietary formats reasonably usable by Client or a third-party service provider. Consultant shall maintain all project source code in a version-controlled repository and shall provide Client with continuous read access to such repository or, at Client’s election, regular complete exports at least monthly. Failure to deliver any of the foregoing materials upon Client’s request shall constitute a material breach of this Agreement.

8. CONFIDENTIALITY

Each Party shall protect the other’s confidential information with the same degree of care it uses for its own confidential information, and no less than a reasonable degree of care. Confidential information shall be used only for purposes of this Agreement. The obligations of confidentiality shall not apply to information that: (a) is or becomes publicly available through no fault of the receiving Party; (b) was rightfully known to the receiving Party prior to disclosure; (c) is independently developed without use of the disclosing Party’s confidential information; or (d) is required to be disclosed by law or court order, provided the receiving Party gives prompt notice to enable the disclosing Party to seek a protective order. Upon termination or expiration of this Agreement, each Party shall, at the disclosing Party’s request, return or destroy all confidential information of the other Party, except as required to be retained by law or for archival purposes subject to continuing confidentiality obligations. Obligations of confidentiality survive termination for three (3) years, and indefinitely for trade secrets.

9. TERM & TERMINATION

9.1 Term.

This Agreement commences on the Effective Date and continues until the Services are delivered and accepted, unless terminated earlier per this Section 9.

9.2 Termination for Cause.

Either Party may terminate this Agreement for material breach if the breaching Party fails to cure within thirty (30) days of written notice by the non-breaching Party. Upon termination, Client shall pay Consultant for all Services performed and expenses incurred through the effective date of termination, including any milestone in progress on a pro-rata basis.

9.3 Termination for Convenience.

Client may terminate for convenience upon thirty (30) days’ written notice, subject to payment of all fees earned through termination plus a wind-down fee equal to five percent (5%) of the then-remaining contract value, not to exceed Consultant’s documented, unrecoverable out-of-pocket costs directly resulting from such early termination.

10. FORCE MAJEURE

Neither Party shall be liable for delay or failure to perform due to causes beyond its reasonable control, including acts of God, natural disaster, pandemic, war, terrorism, cyberattack, labor disputes, internet or utility failures, third-party AI provider outages or discontinuations, changes in law or regulation, or governmental action.

11. GENERAL

11.1 Independent Contractor.

Consultant is an independent contractor. Nothing in this Agreement creates a partnership, joint venture, agency, or employment relationship.

11.2 Governing Law.

This Agreement is governed by the laws of the State of Ohio, without regard to conflict of law principles. Exclusive venue for any dispute shall be the state or federal courts located in Medina County, Ohio.

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11.3 Entire Agreement.

This Agreement, and any signed change orders, constitutes the entire agreement between the Parties and supersedes all prior discussions, proposals, and communications.

11.4 Amendments.

No amendment or waiver is effective unless in writing and signed by both Parties.

11.5 Severability.

If any provision is held unenforceable, the remaining provisions remain in full force.

11.6 Assignment.

Neither Party may assign this Agreement without the other Party’s prior written consent, except in the case of a merger, acquisition, or sale of substantially all assets.

11.7 Notices.

Notices shall be in writing and sent to the addresses of record for each Party, with a copy by email to ken@vettedconsultant.com (for Consultant) and to mrc@rangeimpact.com (for Client).

11.8 Survival.

Sections 3, 4, 5, 6, 7, 8, and 11 survive termination or expiration.

11.9 Insurance.

During the Term, Consultant shall maintain, at its own expense, commercially reasonable technology errors and omissions insurance, cyber liability insurance covering data breaches, and commercial general liability insurance, each with limits of not less than $1,000,000 per occurrence and shall furnish Client with certificates of insurance upon request.

11.10 Dispute Resolution.

Prior to initiating litigation, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement through negotiation between senior executives of each Party, and if unresolved within thirty (30) days, through non-binding mediation in Medina County, Ohio, before either Party may pursue litigation under Section 11.2.

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VETTED CONSULTANT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VETTED CONSULTANT LLC		RANGE IMPACT, INC.

Name:	Ken Sesko	Name:	Michael Cavanaugh
Title:	Founder / Principal	Title:	Chief Executive Officer

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VETTED CONSULTANT

EXHIBIT A

MILESTONE DELIVERABLES

M1 • Portal Live

End of Week 6 (Month 2)

Stand up the foundation and put a working portal shell in front of Range so progress is visible early.

Deliverables

●	Range-owned GCP org with isolated test + prod projects, billing separated and IAM roles configured.
●	Source-controlled repo with CI/CD, unit-test scaffold, infrastructure-as-code, and secrets management in place.
●	AI portal shell deployed to a secured URL with authentication and role stubs.
●	Data model v1 published: medallion (bronze/silver/gold) schema in BigQuery plus the site-anchored cross-reference (Owner ► Site_ID ► permit) covering the WV portfolio.
●	AI portal is a “Claude-lite” — from this release Range can ask plain-language questions of the data that has landed, starting the habit early.

Range team needed: Full team kickoff, and first pass on how permits/sites/data should be organized (confirming the cross-reference structure). Leadership aligns on the change-management plan. White-glove: portal orientation + first training session for Jeff and named early users.

Acceptance: Portal loads and login works for named users; empty dashboards render without error; data model and repo/CI-CD documented and walked through with Range.

M2 • First Data Landing

End of Week 9 (Month 3)

Prove the ingestion path end-to-end on real inspection reports.

Deliverables

●	Email intake service live, receiving a forwarded copy of the inspection-report inbox; every inbound PDF written to immutable storage.

●	Ingestion pipeline framework + WV DEP crawler operational (public, anonymous-access endpoints only).

●	Live WV inspection reports — MR-6, MR-15, MR-16 — parsed bronze → silver and queryable in BigQuery.

●	One sample permit’s dashboard showing a real inspection/violation/abatement timeline sourced from ingested data.

Range team needed: Full team reviews extracted inspection data for accuracy and confirms data organization (grouping, naming, site tagging) on real records. White-glove: Designated users train on the portal using their own live inspection data.

Acceptance: At least one real inspection PDF flows email → storage → extraction → dashboard within the sampling window; extraction output spot-checked against source.

M3 • Data Foundation Complete

End of Week 15 (Month 4)

All source types flowing across the full WV/KY/VA footprint, validated.

Deliverables

●	All source types ingesting: inspections, lab water reports (per-NPDES, per-outlet, per-analyte time series), permit supporting docs, and the KMZ spatial layer.
●	Warehouse depth built — gold views live; KY + VA permits loaded toward the ~75-permit portfolio target (coverage reported by state).
●	Data validation & QA harness running as data lands; Test Round 1 complete with a written defect log.
●	Spatial layer: permit boundary with sampling sites rendered for sample permits; spatial-aware queries demonstrated.

Range team needed: Full team organization of the data across WV/KY/VA (site grouping, permit tagging) and works with Vetted on the screens — layout, which fields matter, and how each dashboard should read. Range team pulled in for screen feedback. White-glove: training expands as more data and screens go live.

Acceptance: Every data track demonstrated on real Range data; validation pass-rate documented; KY/VA coverage reported against the ~75 target; Round-1 defects triaged.

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VETTED CONSULTANT

EXHIBIT A

MILESTONE DELIVERABLES

(continued)

M4 • AI & Rules Feature Complete

End of Week 21 (Month 6)

The intelligence layer — retrieval, natural-language query, and exception rules — working on real data.

Deliverables

●	Document vectorization (RAG) over ingested permits and reports; semantic search live in the portal.
●	Text-to-SQL query interface against the gold warehouse for natural-language portfolio questions.
●	Trained/tuned extraction & Q&A agents plus a calibration report — field-by-field accuracy on a 20–30 document hold-out set.
●	Rules engine live: water-limit exceedance detection, missing-inspection detection, and sampling-cadence-gap flags.
●	Test Round 2 (post-AI) complete with defect log.

Range team needed: Full team hands-on defining the rules (exceedance thresholds, missing-inspection and cadence-gap logic) and the agent builds — which questions the agents answer and tuning their responses against Range’s real reports. White-glove: working sessions rather than spec hand-offs.

Acceptance: Agents answer portfolio questions from live data; rules fire correctly on seeded exceptions; calibration report delivered and reviewed with Range.

M5 • Go-Live & Handover

End of Week 24 (Month 6)

Production-ready portal in Range’s hands, with support in place.

Deliverables

●	UI/UX complete: CRUD screens, role-based access, and observability across the portal.
●	Analytics & exception dashboards live across the full portfolio (portfolio-wide, exception-driven view).
●	Final QA / UAT signed off with Range.
●	Managed-service & support plan in effect; go-live, pilot, and documented handover — architecture docs, runbook, and cost-to-operate.
●	White-glove change management & training: role-based training for the full team, adoption support, and floor-walking through the pilot.

Range team needed: Full team onboarded via white-glove training; users drive UAT sign-off and day-to-day adoption. Change-management support continues through the pilot so the portal becomes the team’s default way of working.

Acceptance: UAT sign-off; production portal in active use by the Range team; support runbook + architecture handoff delivered; all data and IP confirmed owned by Range.

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